Execution Copy
AGREEMENT AND PLAN OF MERGER

by and among

FIRST GUARANTY BANCSHARES, INC.

FIRST GUARANTY MERGER SUBSIDIARY, INC.

FIRST GUARANTY BANK

and

GREENSBURG BANCSHARES, INC.

and

BANK OF GREENSBURG

Dated as of October 22, 2010

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

i

ii

Exhibits:

Exhibit A                                Form of Greensburg Bancshares Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 22, 2010, is by and among First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty Bancshares”), First Guaranty Merger Subsidiary, Inc., a wholly owned subsidiary of First Guaranty Bancshares and incorporated under the laws of the State of Louisiana for the purpose of effectuating the transactions contemplated in this Agreement (“First Guaranty Merger Subsidiary”), First Guaranty Bank, a Louisiana banking corporation, Greensburg Bancshares, Inc., a Louisiana corporation (“Greensburg Bancshares”) and Bank of Greensburg, a Louisiana banking corporation (“Greensburg”).  Each of First Guaranty Bancshares, First Guaranty Merger Subsidiary, First Guaranty Bank, Greensburg Bancshares and Greensburg is sometimes individually referred to herein as a “party,” and all of them are sometimes collectively referred to herein as the “parties.”

RECITALS

WHEREAS, First Guaranty Bancshares, a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, with principal offices in Hammond, Louisiana, owns all of the issued and outstanding capital stock of First Guaranty Bank and First Guaranty Merger Subsidiary, both with principal offices in Hammond, Louisiana;

WHEREAS, Greensburg Bancshares, a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, with principal offices in Greensburg, Louisiana, owns all of the issued and outstanding capital stock of Greensburg, with principal offices in Greensburg, Louisiana;

WHEREAS, the Board of Directors of Greensburg Bancshares deems it advisable and in the best interests of Greensburg Bancshares’ stockholders, and the Board of Directors of First Guaranty Bancshares deems it advisable and in the best interests of First Guaranty Bancshares’ stockholders, to consummate the business combination transactions contemplated herein whereby Greensburg Bancshares, subject to the terms and conditions set forth herein, will merge with and into First Guaranty Merger Subsidiary, with Greensburg Bancshares as the surviving entity, or alternatively, whereby Greensburg Bancshares, subject to the terms and conditions set forth herein, will merge with and into First Guaranty Bancshares, with First Guaranty Bancshares as the surviving entity (in either such case, the “Merger”);

WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement by the parties hereto, each executive officer and director and majority shareholder of Greensburg Bancshares is entering into the letter agreement included as Exhibit A to this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01  Definitions.
Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between First Guaranty Bancshares, First Guaranty Bank, First Guaranty Merger Subsidiary, Greensburg Bancshares and Greensburg.

“Applications” means the applications for all Regulatory Approvals that are required by the transactions contemplated hereby.

“Business Day” means any day other than a Saturday, Sunday or Federal holiday.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall have the meaning set forth in Section 2.02(c)(i) of this Agreement.

“Cash Election” shall have the meaning set forth in Section 2.02(c)(i) of this Agreement.

“Cash Election Shares” shall have the meaning set forth in Section 2.02(c)(i) of the Agreement.

“Certificate” shall mean certificates evidencing shares of Greensburg Bancshares Common Stock.

“Closing Date” means the Business Day determined by First Guaranty Bancshares, in its sole discretion, upon five (5) Business Days’ prior written notice to Greensburg Bancshares, or such shorter period as the parties may mutually agree, but in no event later than June 30, 2011.

“Closing Expense Statement” has the meaning given to that term in Section 5.10(c) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” means any bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by Greensburg Bancshares or Greensburg in which any employee or former employee, consultant or former consultant or director or former director of Greensburg Bancshares or Greensburg participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits other than plans and programs involving immaterial obligations.

“DIF” means the Deposit Insurance Fund of the FDIC.

“Disclosure Schedule” means any of the FIRST GUARANTY DISCLOSURE SCHEDULES or the GREENSBURG BANCSHARES DISCLOSURE SCHEDULES.

“Dissenters’ Shares” means shares of Greensburg Bancshares Common Stock that have not been voted in favor of approval of the Merger and with respect to which appraisal rights have been perfected in accordance with Title 12, Section 12:131 et seq. of the LBCL.

“Election Deadline” shall have the meaning set forth in Section 2.03(c) of this Agreement.

“Election Form” shall have the meaning set forth in Section 2.03(b) of this Agreement.

“Election Form Record Date” shall have the meaning set forth in Section 2.03(b) of this Agreement.

“Environmental Law” means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety relating to the presence of Hazardous Material, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means such bank or trust company or other agent designated by First Guaranty Bancshares, which may be First Guaranty Bank, which shall act on behalf of First Guaranty Bancshares in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Ratio” shall have the meaning set forth in Section 2.02(c)(ii) of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“First Guaranty Bancshares, Inc.” means the Louisiana-chartered registered bank holding company of First Guaranty Bank.

“First Guaranty Bancshares Regulatory Reports” means the Annual Report FR Y-6 filed with the FRB for the year ended December 31, 2009 by First Guaranty Bancshares and the Call Reports of First Guaranty Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2009, through the Closing Date.

“First Guaranty Bancshares Statements” means (i) the audited consolidated financial statements of First Guaranty Bancshares, Inc. as of December 31, 2009 and 2008 and for the three years ended December 31, 2009, including the notes thereto and (ii) the unaudited interim consolidated financial statements of First Guaranty Bancshares, Inc. as of each calendar quarter thereafter.

“First Guaranty Bancshares Subsidiary” means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by First Guaranty Bancshares or First Guaranty Bank , except any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by First Guaranty Bank in the ordinary course of its lending activities.

“FIRST GUARANTY DISCLOSURE SCHEDULES” means the Disclosure Schedules delivered by First Guaranty Bancshares to Greensburg Bancshares pursuant to Article IV of this Agreement.

“First Guaranty Merger Subsidiary” is the wholly owned Louisiana corporation subsidiary of First Guaranty Bancshares that may be used to facilitate the Merger.

“First Guaranty Bank” is the Louisiana-chartered wholly owned subsidiary banking corporation of First Guaranty Bancshares.

                "FHLB" means a Federal Home Loan Bank.

        “GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Greensburg” means the Louisiana-chartered banking corporation subsidiary of Greensburg Bancshares.

“Greensburg Bancshares” means the Louisiana-chartered registered bank holding company of Greensburg.

“Greensburg Bancshares Common Stock” shall have the meaning given to such term in Section 3.02(a).

“GREENSBURG BANCSHARES DISCLOSURE SCHEDULES” means the Disclosure Schedules delivered by Greensburg Bancshares to First Guaranty Bancshares pursuant to Article III of this Agreement.

“Greensburg Bancshares Statements” means (i) the audited consolidated financial statements of Greensburg Bancshares as of December 31, 2009 and 2008 and for the two years ended December 31, 2009, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Greensburg Bancshares as of each calendar quarter thereafter.

“Greensburg Bancshares Regulatory Reports” means the Annual Report FR Y-6 filed with the FRB for the year ended December 31, 2009 by Greensburg Bancshares and the Call Reports of Greensburg and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2009, through the Closing Date.

“Greensburg Bancshares Subsidiary” means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Greensburg Bancshares or Greensburg, except any corporation limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Greensburg Bancshares in the ordinary course of its lending activities.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known, by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

“Loan Property” shall have the meaning given to such term in Section 3.14(b) of this Agreement.

“LBCL” means the Louisiana Business Corporation Law, as from time to time amended and any successor thereto.

“Material Adverse Effect” shall mean, with respect to a Person, any adverse effect on (i) its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, or (ii) the ability of a Person to perform its obligations under this Agreement or otherwise materially threaten, impair or impede the consummation of the transactions contemplated by this Agreement, except for any such effect caused by (i) any change in the value of such Person’s assets resulting from a change in interest rates generally, (ii) any change or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, (iii) compliance with this Agreement, including any effect caused by actions or omissions of the relevant party taken at the request of the other party, (iv) any facts or circumstances existing on the date hereof and identified in a Disclosure Schedule attached to this Agreement on the date hereof, (v) expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or pursuant to the terms of this Agreement, or (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries.

“Merger” has the meaning set forth in the third recital of this Agreement.

“Merger Consideration” has the meaning given to that term in Section 2.02(f) of this Agreement.

“Merger Effective Date” means that date upon which the certificate of merger as to the Merger is accepted for filing by the Secretary of State of the State of Louisiana or such other date as otherwise stated in such filed certificates of merger, in accordance with Louisiana law.  The Merger Effective Date shall be the same date as the Closing Date.

“Mixed Election” shall have the meaning given to such term in Section 2.02(c)(iii) of this Agreement.

“Mixed Election Shares” shall have the meaning given to such term in Section 2.02(c)(iii) of this Agreement.

“Non-Election Shares” shall have the meaning given to such term in Section 2.02(c)(iv) of this Agreement.

“OFI” means the Louisiana Office of Financial Institutions.

“Participation Facility” shall have the meaning given to such term in Section 3.14(b) of this Agreement.

“Pension Plan” has the meaning given to that term in Section 3.12(a) of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

“Promissory Notes” mean (i) the Note dated as of June 2, 2009 between Greensburg Bancshares and TIB-The Independent BankersBank for an original principal amount of $1,500,000 which was assigned to Julius W. Cole pursuant to the Endorsement and Assignment of Promissory Note and Collateral, dated as of December 18, 2009, and bearing interest at a variable rate equal to the Bankers Preferred Money Market Rate, and (ii) the four (4) Notes, each dated as of December 18, 2009, between Greensburg Bancshares and J.W. Cole (for an original principal amount of $1,500,000), Joseph E. Lombardo (for an original principal amount of $200,000), Nancy C. Ribas (for an original principal amount of $100,000) and Southland Steel Fabricators, Inc. (for an original principal amount of $200,000), each bearing interest at a rate of 8.5% per annum.

“Proxy Statement” means the proxy statement, together with any supplements thereto, to be transmitted to holders of Greensburg Bancshares Common Stock in connection with the transactions contemplated by this Agreement.

“Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“Regulatory Approvals” means all consents, waivers, approvals, nonobjections and clearances required to be obtained from or issued by the FRB, the FDIC, the OFI or the respective staffs thereof in order to complete the transactions contemplated hereby.

“Regulatory Authority” means any agency or department of any federal, state or local government, including without limitation the FRB, the FDIC, the OFI or the respective staffs thereof.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities or to make payments of cash in lieu of issuing such securities or in respect to such securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

“Stock Consideration” shall have the meaning set forth in Section 2.02(c)(ii) of this Agreement.

“Stock Election” shall have the meaning set forth in Section 2.02(c)(ii) of this Agreement.

“Stock Election Shares” shall have the meaning set forth in Section 2.02(c)(ii) of this Agreement.

“Securities Laws” means the Securities Act and the Exchange Act.

“Subsidiary” means any corporation, limited liability company, limited liability partnership or partnership, whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by another entity, except any corporation the stock or other equity ownership interest of which is held as security by either First Guaranty Bank or Greensburg, as the case may be, in the ordinary course of its lending activities.

“Surviving Corporation” has the meaning given to that term in Section 2.01(a)(i) of this Agreement.

ARTICLE II
THE MERGER AND RELATED MATTERS

Section 2.01  Effects of Merger; Surviving Corporation; Extinguishing of Greensburg Bancshares Debt.

(a)           As of the Merger Effective Date, the following shall occur:

(i)           Greensburg Bancshares shall merge with and into First Guaranty Merger Subsidiary; the separate existence of First Guaranty Merger Subsidiary shall cease; Greensburg Bancshares shall be the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of First Guaranty Bancshares; and all of the property (real, personal and mixed), rights, powers and duties and obligations of First Guaranty Merger Subsidiary shall be taken and deemed to be transferred to and vested in Greensburg Bancshares, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the LBCL.  Any liquidation, dissolution, or winding up of Greensburg Bancshares must occur after the Merger Effective Date.

(ii)           the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Greensburg Bancshares, in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall be the Bylaws of Greensburg Bancshares, in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

(iii)           the directors of First Guaranty Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the directors of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

(iv)           the officers of First Guaranty Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the officers of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

(b)   Notwithstanding any provision of this Agreement to the contrary, First Guaranty Bancshares may elect, subject to the filing of all Applications and the receipt of all Regulatory Approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no material federal or state corporate adverse tax consequences  to First Guaranty Bancshares as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount or delayed in payment following the Merger Effective Date because of such modification, and (iii) such modification will not be likely to delay or jeopardize receipt of any Regulatory Approvals.  The parties hereby agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

(c)   GREENSBURG DISCLOSURE SCHEDULE 2.01(c) sets forth the Promissory Notes and the names of the holders of the Promissory Notes. First Guaranty Bancshares shall pay to the holders of the Promissory Notes $3.5 million in cash, such payment representing the full extinguishment of said Promissory Notes. Contemporaneously with the execution of this Agreement, each of the individuals set forth in GREENSBURG DISCLOSURE SCHEDULE 2.01(c) shall execute a release agreement, in the form set forth in GREENSBURG DISCLOSURE SCHEDULE 2.01(c), releasing First Guaranty Bancshares, upon consummation of the transaction contemplated hereby, from any liability for accrued but unpaid interest or penalties payable to the holders of the Promissory Notes.

Section 2.02  Conversion of Shares.
At the Merger Effective Date, by virtue of the Merger and without any action on the part of Greensburg Bancshares or the holders of shares of Greensburg Bancshares Common Stock the Merger shall be effected in accordance with the following terms:

(a)   Each share of First Guaranty Bancshares Common Stock that is issued and outstanding immediately prior to the Merger Effective Date shall remain issued and outstanding following the Merger Effective Date and shall be unchanged by the Merger.

(b)   All shares of Greensburg Bancshares Common Stock held in the treasury of Greensburg Bancshares (“Treasury Stock”) and each share of Greensburg Bancshares Common Stock owned by First Guaranty Bancshares immediately prior to the Merger Effective Date (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Merger Effective Date, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c)   Subject to the provisions of this Section 2.02, each share of Greensburg Bancshares Common Stock issued and outstanding immediately prior to the Merger Effective Date (other than Treasury Stock) shall become and be converted into the right to receive at the election of the holder thereof as provided in Section 2.03, the following, without interest:

(i)    for each share of Greensburg Bancshares Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.03 (a “Cash Election”), cash from First Guaranty Bancshares in an amount equal to $247.00 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(ii)   for each share of Greensburg Bancshares Common Stock with respect to which an election to receive First Guaranty Bancshares Common Stock has been effectively made and not revoked or lost, pursuant to Section 2.03 (a “Stock Election”), 13.26 shares (“the Exchange Ratio”) of First Guaranty Bancshares Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(iii)   a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election” and collectively the “Mixed Election Shares”).

(iv)   Each share of Greensburg Bancshares Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost, pursuant to Section 2.03 (collectively, “Non-Election Shares”) shall be exchanged for the Stock Consideration.

(v)   Greensburg Bancshares acknowledges that if the aggregate value of the Stock Consideration to be delivered as of the Merger Effective Date is less than 45% of the total consideration received by the Greensburg Bancshares shareholders, the Merger (or any modification to the structure of the Merger in accordance with Section 2.01(b)) may not qualify as a reorganization within the meaning of Section 368(a) of the Code and as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.  As a result, the Stock Consideration received by a Greensburg Bancshares shareholder on the Merger Effective Date may be taxable to the shareholder.

(d)   After the Merger Effective Date, shares of Greensburg Bancshares Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Merger Effective Date that were declared or made by Greensburg Bancshares on such shares of Greensburg Bancshares Common Stock in accordance with the terms of this Agreement on or prior to the Merger Effective Date and which remain unpaid at the Merger Effective Date.

(e)   In the event First Guaranty Bancshares changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of First Guaranty Bancshares Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding First Guaranty Bancshares Common Stock and the record date therefor shall be prior to the Merger Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to First Guaranty Bancshares Common Stock if First Guaranty Bancshares issues additional shares of Common Stock and receives fair market value consideration for such shares.

(f)   The consideration that any one Greensburg Bancshares shareholder may receive pursuant to Section 2.02 is referred to herein as the “Merger Consideration.”

(g)   Any shares of Greensburg Bancshares Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted or by qualified shareholders of Greensburg Bancshares) at the Merger Effective Date shall be deemed cancelled and the Certificates for such shares shall be deemed retired, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of First Guaranty Bancshares shall be issued or exchanged therefor.

(h)   Each share of First Guaranty Merger Subsidiary common stock issued and outstanding immediately before the Merger Effective Date shall be converted into and become an outstanding share of common stock of the Surviving Corporation.

(i)   The Surviving Corporation shall pay for any Dissenters’ Shares in accordance with Section 12:131 of the LBCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 12:131 of the LBCL with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Stock Consideration pursuant to Section 2.02(a).

(j)   The holders of Certificates (immediately prior to the Merger) representing shares of Greensburg Bancshares Common Stock shall cease to have any rights as stockholders of Greensburg Bancshares, except such rights, if any, as they may have pursuant to applicable law and this Agreement, including the right to receive the Merger Consideration with respect to the shares represented by such Certificate.

(k)   The shares of First Guaranty Bancshares Common Stock to be issued as Merger Consideration to holders of Greensburg Bancshares Common Stock in the Merger will not be registered under the Securities Act or registered or qualified for sale under any state securities Law and cannot be resold without registration or an exemption from registration under the Securities Act.  Such shares will therefore be “restricted securities” as defined in Rule 144 under the Securities Act.  Each certificate representing First Guaranty Bancshares Common Stock issued in the Merger shall bear a restrictive legend that the securities represented by the certificate have not been registered under the Securities Act.

Section 2.03  Election Procedures.

(a)           Holders of Greensburg Bancshares Common Stock may elect to receive shares of First Guaranty Bancshares Common Stock or cash (in either case without interest) in exchange for their shares of Greensburg Bancshares Common Stock in accordance with the procedures set forth herein

   (b)           An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Greensburg Bancshares and First Guaranty Bancshares shall mutually agree (“Election Form”), shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Merger Effective Date or on such earlier date as First Guaranty Bancshares and Greensburg Bancshares shall mutually agree (the “Mailing Date”) to each holder of record of Greensburg Bancshares Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such holder, (i) to elect to receive the Cash Consideration for all of the shares of Greensburg Bancshares Common Stock held by such holder, in accordance with Section 2.02(c)(i), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 2.02(c)(ii), (iii) to elect to receive the Stock Consideration for a part of such holder’s Greensburg Bancshares Common Stock and the Cash Consideration for the remaining part of such holder’s Greensburg Bancshares Common Stock in accordance with Section 2.02(c)(iii), or (iv) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such shares.  A holder of record of shares of Greensburg Bancshares Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Greensburg Bancshares Common Stock held by such Representative for a particular beneficial owner.  Any shares of Greensburg Bancshares Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  The Election Form will advise Stockholders to consult with their tax advisors prior to making an election as to the form of Merger Consideration to receive.

     (c)           To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New Orleans time, on the 25th day following the Mailing Date (or such other time and date as First Guaranty Bancshares and Greensburg Bancshares may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  Greensburg Bancshares shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as First Guaranty Bancshares may permit, to all persons who become holders (or beneficial owners) of Greensburg Bancshares Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline.  Greensburg Bancshares shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Greensburg Bancshares Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If a Greensburg Bancshares shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Greensburg Bancshares Common Stock held by such shareholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  First Guaranty Bancshares shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All Elections shall be revoked automatically if the Exchange Agent is notified in writing by First Guaranty Bancshares or Greensburg Bancshares, upon exercise by First Guaranty Bancshares or Greensburg Bancshares of its respective or their mutual rights to terminate this Agreement to the extent provided under Article VII, that this Agreement has been terminated in accordance with Article VII.

(d)           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Guaranty Bancshares Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Guaranty Bancshares Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Guaranty Bancshares.  In lieu of the issuance of any such fractional share, First Guaranty Bancshares shall pay to each former holder of Greensburg Bancshares Common Stock who otherwise would be entitled to receive a fractional share of First Guaranty Bancshares Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $18.62.  For purposes of determining any fractional share interest, all shares of Greensburg Bancshares Common Stock owned by a Greensburg Bancshares shareholder shall be combined so as to calculate the maximum number of whole shares of First Guaranty Bancshares Common Stock issuable to such Greensburg Bancshares shareholder.

      (e)           The Surviving Corporation shall pay for any Dissenters’ Shares in accordance with Section 12:131 of the LBCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 12:131 of the LBCL with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.02.

(f)           The holders of Certificates (immediately prior to the Merger) representing shares of Greensburg Bancshares Common Stock (any such certificate being hereinafter referred to as a “Certificate”) shall cease to have any rights as stockholders of Greensburg Bancshares, except such rights, if any, as they may have pursuant to applicable law and this Agreement, including the right to receive the Merger Consideration with respect to the shares represented by such Certificate.

(g)           The shares of First Guaranty Bancshares Common Stock to be issued as Merger Consideration to holders of Greensburg Bancshares Common Stock in the Merger will not be registered under the Securities Act or registered or qualified for sale under any state securities Law and cannot be resold without registration or an exemption under the Securities Act.  Such shares will therefore be “restricted securities” as defined in Rule 144 under the Securities Act.  Each certificate representing First Guaranty Bancshares Common Stock issued in the Merger shall bear a restrictive legend referencing the Securities Act.

Section 2.04  Exchange Procedures.

(a)           As promptly as practicable after the Merger Effective Date, and in any event within five (5) Business Days thereafter, the Exchange Agent (which may be First Guaranty Bancshares) shall mail to each holder of record of outstanding shares of Greensburg Bancshares Common Stock a letter of transmittal in form and substance reasonably acceptable to Greensburg Bancshares (“Letter of Transmittal”) containing instructions for the surrender of the Certificate(s) held by such holder for payment therefor.  Upon a holder’s surrender of the Certificate(s) to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon.  Approval of this Agreement by the stockholders of Greensburg Bancshares shall constitute authorization for First Guaranty Bancshares to designate and appoint the Exchange Agent.  Neither First Guaranty Bancshares nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former stockholder of Greensburg Bancshares until such former stockholder surrenders his Certificate(s), except as otherwise provided in Section 2.04(g).

(b)           If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c)           Contemporaneously with or prior to the Merger Effective Date, First Guaranty Merger Subsidiary and/or First Guaranty Bancshares shall deposit or cause to be deposited, in trust with the Exchange Agent, certificates representing the shares of First Guaranty Bancshares and an amount of cash equal to the aggregate Merger Consideration that the Greensburg Bancshares stockholders shall be entitled to receive on the Merger Effective Date pursuant to Sections 2.02 and 2.03 hereof.

(d)           The payment of the Merger Consideration upon the exchange of Greensburg Bancshares Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such Greensburg Bancshares Common Stock.

(e)           Promptly following the date which is twelve (12) months after the Merger Effective Date, the Exchange Agent shall deliver to First Guaranty Bancshares all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent’s duties shall terminate.  Thereafter, each holder of a Certificate formerly representing shares of Greensburg Bancshares Common Stock may surrender such Certificate to First Guaranty Bancshares and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration multiplied by the number of shares of Greensburg Bancshares Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

(f)           As of the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of Greensburg Bancshares of the shares of Greensburg Bancshares Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of Greensburg Bancshares shall be closed with respect to such shares.  If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

(g)           In the event any Certificate for Greensburg Bancshares Common Stock shall have been lost, stolen or destroyed, the Exchange Agent (or First Guaranty Bancshares, if the Exchange Agent’s duties hereunder have been discharged) shall deliver (except as otherwise provided in Section 2.02(c)) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that First Guaranty Bancshares may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as First Guaranty Bancshares may determine as indemnity against any claim that may be made against Greensburg Bancshares, First Guaranty Bancshares or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

(h)           First Guaranty Bancshares will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Greensburg Bancshares Common Stock such amounts as First Guaranty Bancshares (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by First Guaranty Bancshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Greensburg Bancshares Common Stock in respect of whom such deduction and withholding were made by First Guaranty Bancshares or the Exchange Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GREENSBURG BANCSHARES, INC. AND BANK OF GREENSBURG

Greensburg Bancshares and Greensburg represent and warrant to First Guaranty Bancshares as follows except as set forth in the GREENSBURG BANCSHARES DISCLOSURE SCHEDULES delivered by Greensburg Bancshares to First Guaranty Bancshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date.  Greensburg Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the GREENSBURG BANCSHARES DISCLOSURE SCHEDULES corresponds to the section reference herein.  However, for purposes of the GREENSBURG BANCSHARES DISCLOSURE SCHEDULES, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 3.01  Organization.

(a)           Greensburg Bancshares is a corporation duly organized, validly existing and in good standing under the LBCL, and is duly registered as a bank holding company under the BHCA.  Greensburg Bancshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be duly licensed or qualified would not have a Material Adverse Effect on Greensburg Bancshares and the Greensburg Bancshares Subsidiaries, considered as one enterprise.

(b)           Greensburg is a state-chartered banking organization organized, validly existing and in good standing under the laws of the State of Louisiana.  The deposits of Greensburg are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Greensburg when due.  As of the date hereof, no proceedings for the revocation of such deposit insurance are pending, or, to Greensburg Bancshares Knowledge, threatened.

(c)           Greensburg is a member in good standing of the FHLB of Dallas and owns the requisite amount of stock therein.

(d)           The respective minute books of Greensburg Bancshares and Greensburg accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(e)           Prior to the date of this Agreement, Greensburg Bancshares and each Greensburg Bancshares Subsidiary has made available to First Guaranty Bancshares true and correct copies of their respective articles of incorporation or charter, and bylaws, each of which is attached hereto as GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.01(e).

(f)           GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.01(f) sets forth a true and complete list of all Greensburg Bancshares Subsidiaries.  Greensburg Bancshares owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary.  There are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of its equity securities (other than to Greensburg Bancshares or a wholly-owned Subsidiary of it).  There are no contracts, commitments, understandings, or arrangements relating to Greensburg Bancshares’s rights to vote or to dispose of such securities.  All of the equity securities of each such Subsidiary held by Greensburg Bancshares are fully paid and nonassessable, not subject to preemptive or similar rights and are owned by Greensburg Bancshares free and clear of any liens.

(g)           Each of Greensburg Bancshares’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

Section 3.02  Capitalization.

 (a)           The authorized capital stock of Greensburg Bancshares consists of 1,000,000 shares of common stock, par value $1.00 per share (“Greensburg Bancshares Common Stock”), of which 21,492 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 9,947 shares of Greensburg Bancshares Common Stock held by Greensburg Bancshares as treasury stock.  Except as set forth in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.02(a), Greensburg Bancshares and Greensburg are not bound by any Rights or other agreements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Greensburg Bancshares Common Stock, or any other security of Greensburg Bancshares or any securities representing the right to vote, purchase or otherwise receive any shares of Greensburg Bancshares Common Stock or any other security of Greensburg Bancshares. There are no shares of restricted stock of Greensburg Bancshares outstanding or authorized to be issued pursuant to any Compensation and Benefit Plan of Greensburg Bancshares.

(b)           Greensburg Bancshares owns all of the capital stock of Greensburg, free and clear of any lien or encumbrance, except as set forth on GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.08(a). Except for Greensburg or as set forth on GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.01(f), Greensburg Bancshares does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Greensburg Bancshares or Greensburg, equity interests held by Greensburg in a fiduciary capacity, equity interests held in connection with the lending activities of Greensburg, including stock in the FHLB of Dallas.

(c)           To Greensburg Bancshares’s Knowledge, other than as set forth in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.02(c), no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Greensburg Bancshares Common Stock.  To Greensburg Bancshares Knowledge, it only has 22 beneficial owners of its common stock.

Section 3.03  Authority; No Violation.

(a)           Greensburg Bancshares and Greensburg have full corporate power and authority to execute and deliver this Agreement and, subject to the valid approval of this Agreement and Merger by the Greensburg Bancshares stockholders and receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Greensburg Bancshares and Greensburg and the completion by Greensburg Bancshares and Greensburg of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Greensburg Bancshares and Greensburg, and, except for approval of the stockholders of Greensburg Bancshares, no other corporate proceedings on the part of Greensburg Bancshares or Greensburg are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Greensburg Bancshares and Greensburg, and the Merger has been duly and validly approved by the Board of Directors of Greensburg Bancshares.  Subject to approval by the stockholders of Greensburg Bancshares and receipt of the Regulatory Approvals and assuming due authorization, execution and delivery of this Agreement by First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary, this Agreement constitutes the valid and binding obligations of Greensburg Bancshares and Greensburg, enforceable against Greensburg Bancshares and Greensburg in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)           (i) The execution and delivery of this Agreement by Greensburg Bancshares, (ii) subject to receipt of all Regulatory Approvals and the compliance by First Guaranty Bancshares with any conditions contained therein, and subject to the receipt of the approval of stockholders of Greensburg Bancshares, the effectiveness of this Agreement and the consummation of the transactions contemplated hereby, and (iii) compliance by Greensburg Bancshares and Greensburg with all of the terms, conditions or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation, charter or bylaws as the case may be, of Greensburg Bancshares or Greensburg; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Greensburg Bancshares or Greensburg or any of their respective properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Greensburg Bancshares or Greensburg under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Greensburg Bancshares or Greensburg is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults described in clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Greensburg Bancshares or Greensburg.

           Section 3.04  Consents.   Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the stockholders of Greensburg Bancshares, the filing of a certificate of merger with the Secretary of State of the State of Louisiana pursuant to the LBCL in connection with the Merger, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consent or approval of any other Person is necessary in connection with (a) the execution and delivery of this Agreement by Greensburg Bancshares and Greensburg and (b) the completion by Greensburg Bancshares and Greensburg of the transactions contemplated hereby. Greensburg Bancshares and Greensburg have no reason to believe that (i) any Regulatory Approvals will not be received or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05  Financial Statements.

(a)           Greensburg Bancshares has previously made available to First Guaranty Bancshares the Greensburg Bancshares Regulatory Reports, to the extent permitted by the FRB and, the FDIC and the OFI. The Greensburg Bancshares Regulatory Reports have been prepared in all respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of Greensburg Bancshares as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b)           Greensburg Bancshares has previously made available to First Guaranty Bancshares the Greensburg Bancshares Statements including the financial statements as of and for the period ended June 30, 2010 which are included in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.05(b). The Greensburg Bancshares Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the financial position, results of operations and cash flows of Greensburg Bancshares on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements.

(c)           Except as set forth on GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.05(c), at the date of the latest balance sheet included in the Greensburg Bancshares Statements or the Greensburg Bancshares Regulatory Reports, Greensburg Bancshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Greensburg Bancshares Statements or Greensburg Bancshares Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are (i) not material individually or in the aggregate, (ii) incurred in the ordinary course of business, consistent with past practice, (iii) within the subject matter of a specific representation and warranty herein, or (iv) subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 3.06  Taxes.

(a)           Greensburg Bancshares and Greensburg have duly filed all federal, state and local tax returns required to be filed by them on or prior to the Merger Effective Date (all such returns being accurate and correct in all material respects) and have duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Greensburg Bancshares and Greensburg by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Merger Effective Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Greensburg Bancshares or any of Greensburg Bancshares Subsidiary, and no claim has been made by any authority in a jurisdiction where Greensburg Bancshares or any Greensburg Bancshares Subsidiary does not file tax returns that Greensburg Bancshares or any Greensburg Bancshares Subsidiary is subject to taxation in that jurisdiction.  Neither Greensburg Bancshares nor any Greensburg Bancshares Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Greensburg Bancshares and each Greensburg Bancshares Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Greensburg Bancshares and each Greensburg Bancshares Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(b)           Greensburg Bancshares made a valid and timely election pursuant to Section 1362 of the Code to be treated as an S corporation for Federal tax purposes, and such election was effective on December 12, 2007.  At all times since December 12, 2007, Greensburg Bancshares has been properly treated as an S corporation.  Bank of Greensburg made a valid and timely election to be treated as a qualified S corporation subsidiary (“QSub”), as defined under Section 1361 of the Code, effective as of May 31, 2008 and at all times since May 31, 2008, Bank of Greensburg has been properly treated as a QSub for federal income tax purposes.

All shareholders of Bank of Greensburg, except for Greensburg Bancshares, and all shareholders of Greensburg Bancshares, on day that they held any shares of Bank of Greensburg stock or Greensburg Bancshares stock from December 12, 2007 inclusive, have been “eligible shareholders” as defined under Section 1361 of the Code.

(c)           Each controlled corporation that had or has any of its stock owned by Greensburg Bancshares were, are, and will be properly treated as a QSub of Greensburg Bancshares.  All QSub elections required to be made to satisfy the condition expressed in the previous sentence were properly made on a timely basis.

(d)           Except as set forth on GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.06(d), Greensburg Bancshares has no liability or potential liability for any tax under Code Section 1374 relating to a completed sale of assets.  Neither Greensburg Bancshares nor any QSub of Greensburg Bancshares has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Greensburg Bancshares’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the controlling stock of any corporation that is not a qualified subchapter S subsidiary.

           Section 3.07  No Material Adverse Effect.  Other than as is set forth in GREENSBURG DISCLOSURE SCHEDULE 3.07 Greensburg Bancshares has not suffered any Material Adverse Effect since December 31, 2009.

Section 3.08  Material Contracts; Leases; Defaults.

(a)           Except as set forth in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.08(a), and except for this Agreement, Greensburg Bancshares and Greensburg are not parties to, bound by or subject to: (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any collective bargaining agreement with any labor union relating to employees of Greensburg Bancshares or Greensburg; (iii) any agreement which by its terms limits the payment of dividends by Greensburg Bancshares or Greensburg; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Greensburg Bancshares or Greensburg is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, advances, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Merger Effective Date to First Guaranty Bancshares or any First Guaranty Bancshares Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any respect, of Greensburg Bancshares or Greensburg to engage in any type of banking or bank-related business which Greensburg Bancshares or Greensburg is permitted to engage in under applicable law as of the date of this Agreement; (vi) any agreement providing insurance of any type to Greensburg Bancshares, Greensburg or any of its directors, officers, employees or agents in such capacity; or (vii) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Greensburg Bancshares or Greensburg (it being understood that any non-compete or similar provision shall be deemed material).  The foregoing contracts, agreements, arrangements, commitments or understandings are hereinafter referred to as “Material Agreements.”

(b)           True and correct copies of the Material Agreements identified in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.08(a) have been made available to First Guaranty Bancshares on or before the date hereof, and are in full force and effect on the date hereof and Greensburg Bancshares or Greensburg has not (nor, to the Knowledge of Greensburg Bancshares or Greensburg has any other party to any such Material Agreement) breached any provision of, nor is in default in any respect under any term of, any such Material Agreement except for such breaches or defaults as would not have a Material Adverse Effect on Greensburg Bancshares and the

Greensburg Bancshares Subsidiaries, considered as one enterprise. No party to any such Material Agreement will have the right to terminate any or all of the provisions of any such Material Agreement as a result of the execution of, and the transactions contemplated by, this Agreement, or require the payment of an early termination fee or penalty.  No such Material Agreement to which Greensburg Bancshares or Greensburg is a party or under which Greensburg Bancshares or Greensburg may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and after such termination to continue to accrue future benefits thereunder.

Section 3.09  Ownership of Property; Insurance Coverage.

(a)           Greensburg Bancshares and Greensburg each has good and, as to real property, marketable title to all assets and properties owned by Greensburg Bancshares or Greensburg in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the latest balance sheet contained in the Greensburg Bancshares Regulatory Reports and in the Greensburg Bancshares Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material liens, mortgages, security interests or pledges, or to the Knowledge of Greensburg Bancshares, adverse encumbrances, except (i) those items which secure liabilities for public or statutory obligations, or any discount with, borrowing from or other obligations to the FHLB of Dallas, inter-bank credit facilities, or any transaction by Greensburg Bancshares or Greensburg acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Greensburg Bancshares or Greensburg, as lessee, has the right under valid and subsisting leases of real and personal properties used by Greensburg Bancshares or Greensburg in the conduct of its business to occupy or use all such properties as presently occupied and used by it, except where the failure to have such right would not have a Material Adverse Effect on Greensburg Bancshares and the Greensburg Bancshares Subsidiaries, considered as one enterprise.

(b)           With respect to all agreements pursuant to which Greensburg Bancshares or Greensburg has purchased securities subject to an agreement to resell, if any, Greensburg Bancshares or Greensburg has a lien or security interest (which to Greensburg Bancshares’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)           Greensburg Bancshares and Greensburg currently maintain insurance considered by Greensburg Bancshares to be reasonable for its operations.  Greensburg Bancshares has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by Greensburg Bancshares under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years Greensburg Bancshares has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.09(c) identifies all policies of insurance maintained by Greensburg Bancshares and Greensburg.

Section 3.10  Legal Proceedings.  Except as set forth in GREENSBURG DISCLOSURE SCHEDULE 3.10, neither Greensburg Bancshares nor Greensburg is a party to any, and there are no pending or, to the Knowledge of either Greensburg Bancshares or Greensburg, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Greensburg Bancshares or Greensburg (other than routine bank regulatory examinations), (ii) to which Greensburg Bancshares’s or Greensburg’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Greensburg Bancshares or Greensburg to perform under this Agreement.

Section 3.11  Compliance With Applicable Law.

   (a)           Except as set forth in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.11, Greensburg Bancshares and each Greensburg Bancshares Subsidiary is in substantial compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(b)           Greensburg Bancshares and each Greensburg Bancshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Greensburg Bancshares and Greensburg, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

(c)           Except as set forth in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.11, neither Greensburg Bancshares nor any Greensburg Bancshares Subsidiary has received any written notification or communication from any Regulatory Authority (i) asserting that Greensburg Bancshares or any Greensburg Bancshares Subsidiary is not in compliance in all material respects with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization to Greensburg Bancshares or any Greensburg Bancshares Subsidiary; or (iii) requiring or threatening to require Greensburg Bancshares or any Greensburg Bancshares Subsidiary, or indicating that Greensburg Bancshares or any Greensburg Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Greensburg Bancshares or any Greensburg Bancshares Subsidiary, which would have the effect of restricting or limiting the operations of First Guaranty Bancshares or First Guaranty Bank after the consummation of the transactions contemplated by this Agreement (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). The most recent regulatory rating given to Greensburg as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

Section 3.12  Employee Benefit Plans.

(a)           GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.12(a) includes a list of all existing Compensation and Benefit Plans.  Each Compensation and Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code (a “Greensburg Bancshares Qualified Plan”) has received a favorable determination letter from the IRS or was a prototype document that has received a favorable letter from the IRS, and Greensburg Bancshares has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There has been no announcement or commitment by Greensburg Bancshares or any Greensburg Bancshares Subsidiary to create an additional Compensation and Benefit Plan, or to amend any Compensation and Benefit Plan, except for amendments required by applicable law to maintain its qualified status or otherwise, which do not increase the cost of such Compensation and Benefit Plan.  With respect to each Compensation and Benefit Plan, Greensburg Bancshares has provided or made available to First Guaranty Bancshares copies of the: (i) trust instruments and insurance contracts; (ii) most recent Form 5500 filed with the IRS; (iii) most recent actuarial report and financial statement; (iv) the most recent summary plan description; (v) most recent determination letter issued by the IRS; (vi) any Form 5310 or Form 5330 filed with the IRS; and (vii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), in each case, to the extent applicable with respect to such Compensation and Benefit Plan.

(b)           Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.   There is no pending, or to the Knowledge of Greensburg Bancshares threatened, litigation, administrative action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits).  Neither Greensburg Bancshares nor Greensburg has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Greensburg Bancshares and Greensburg to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Merger Effective Date.

(c)           No liability under Title IV of ERISA has been incurred by Greensburg Bancshares or any Greensburg Bancshares Subsidiary with respect to any Compensation and Benefit Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) (“Greensburg Bancshares and Greensburg Pension Plan”) currently or formerly maintained by Greensburg Bancshares or any entity which is considered one employer with Greensburg Bancshares and Greensburg under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to Greensburg Bancshares or Greensburg or any ERISA Affiliate of incurring a liability under such Title.  No Greensburg Bancshares or Greensburg Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of Greensburg Bancshares or Greensburg Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Greensburg Bancshares or Greensburg Pension Plan as of the end of the most recent plan year with respect to the respective Greensburg Bancshares or Greensburg Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Greensburg Bancshares or Greensburg Pension Plan as of the date hereof; there is not currently pending with the Pension Benefit Guarantee Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither Greensburg Bancshares nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.  Neither Greensburg Bancshares nor Greensburg nor any ERISA Affiliate, nor any Compensation and Benefit Plan, including any Greensburg Bancshares or Greensburg Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with Greensburg Bancshares or any ERISA Affiliate, or any Compensation and Benefit Plan, including any Greensburg Bancshares or Greensburg Pension Plan, or any such trust or any trustee or administrator thereof, that could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

(d)           All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Greensburg Bancshares or Greensburg is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on Greensburg Bancshares’s consolidated financial statements to the extent required and in accordance with GAAP.  Greensburg Bancshares and each Greensburg Bancshares Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan in accordance with applicable laws and GAAP consistently applied.  None of Greensburg Bancshares, Greensburg nor any ERISA Affiliate (i) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (ii) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(e)           Neither Greensburg Bancshares nor Greensburg has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Greensburg Bancshares or Greensburg that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits, other than as set forth on GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.12(e).

(f)           Greensburg Bancshares and Greensburg do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

(g)           Except as set forth in GREENSBURG BANCSHARES DISCLOSURE SCHEDULES 3.02(a), 3.12, 3.17, and 5.11(d), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(h)           Greensburg Bancshares and Greensburg do not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(i)           The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date), entitle any current or former employee, director or independent contractor of Greensburg Bancshares or Greensburg to any actual or deemed payment (or benefit) which would constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(j)           There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

Section 3.13  Brokers, Finders and Financial Advisors.
Neither Greensburg Bancshares nor Greensburg nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Greensburg Bancshares Statements.

Section 3.14  Environmental Matters.

(a)           With respect to Greensburg Bancshares and Greensburg:

(i)           Each of Greensburg Bancshares and Greensburg, the Participation Facilities, and, to Greensburg Bancshares’s Knowledge, the Loan Properties are, and have been, in material compliance with, and are not liable under, any Environmental Laws;

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Greensburg Bancshares’s Knowledge, threatened, before any court, governmental agency or board or other forum against it or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or Greensburg or any Participation Facility;

(iii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Greensburg Bancshares’s Knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or Greensburg Bancshares in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(iv)           To Greensburg Bancshares’s Knowledge, the properties currently owned or operated by Greensburg Bancshares or Greensburg (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

(v)           Greensburg Bancshares and Greensburg have not received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any other Person indicating that it may be in violation of, or liable under, any Environmental Law;

(vi)           To Greensburg Bancshares’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Greensburg Bancshares or Greensburg or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Greensburg Bancshares or Greensburg or any Participation Facility; and

(vii)           To Greensburg Bancshares’s Knowledge, during the period of (A) Greensburg Bancshares’s or Greensburg’s ownership or operation of any of their respective current properties or (B) Greensburg Bancshares’s or Greensburg’s participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties.  To Greensburg Bancshares’s Knowledge, prior to the period of (A) Greensburg Bancshares’s or Greensburg’s ownership or operation of any of their respective current properties or (B) Greensburg Bancshares’s or Greensburg’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(b)           “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.  “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Section 3.15  Loan Portfolio.

(a)           The allowances for possible losses reflected in the consolidated balance sheets contained in the Greensburg Bancshares Statements as of and for the period ending December 31, 2009 were adequate under GAAP, and all regulatory requirements applicable to Greensburg Bancshares and Greensburg and the allowances for possible losses shown on the consolidated balance sheets contained in the Greensburg Bancshares Statements as of and for periods ending after December 31, 2009 will be adequate as of the dates thereof under GAAP and all regulatory requirements applicable to Greensburg Bancshares and Greensburg.

(b)           GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.15(b) sets forth a listing, as of the last Business Day prior to the date of this Agreement, by account, of: (i) all outstanding loans (including loan participations) of Greensburg Bancshares or Greensburg that have been accelerated during the past twelve (12) months; (ii) all outstanding loans, lines of credit and loan commitments as to which Greensburg Bancshares or Greensburg has given written notice of its intent to terminate during the past twelve (12) months; (iii) with respect to all outstanding commercial loans (including commercial real estate loans), all notification letters and other written communications from Greensburg Bancshares or Greensburg to any of their respective borrowers, customers or other parties during the past twelve (12) months wherein Greensburg Bancshares or Greensburg has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (iv) each borrower, customer or other party which has notified Greensburg Bancshares or Greensburg during the past twelve (12) months of, or has asserted against Greensburg Bancshares or Greensburg, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Greensburg Bancshares or Greensburg, each borrower, customer or other party which has given Greensburg Bancshares or Greensburg any oral notification of, or orally asserted to or against Greensburg Bancshares or Greensburg, any such claim; (v) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,”

“Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (vi) all assets classified by Greensburg Bancshares or Greensburg as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c)           All loans receivable (including discounts) and accrued interest entered on the books of Greensburg Bancshares or Greensburg arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Greensburg Bancshares’s and Greensburg’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are to the Knowledge of Greensburg Bancshares and Greensburg true and genuine and what they purport to be.  To the Knowledge of Greensburg Bancshares and Greensburg, the loans, discounts and the accrued interest reflected on the books of Greensburg Bancshares and Greensburg are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Greensburg Bancshares or Greensburg free and clear of any material liens, except for liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, and liens in favor of the FHLB of Dallas to secure advances of the FHLB of Dallas to Greensburg.

(d)           The notes and other evidences of indebtedness evidencing the loans described in Section 3.15(c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

       (e)           No representation or warranty set forth in this Section 3.15 shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Greensburg Bancshares and the Greensburg Bancshares Subsidiaries, considered as one enterprise.

Section 3.16  Related Party Transactions.  GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.16 sets forth all Affiliates of Greensburg Bancshares and Bank of Greensburg.  Except as set forth on GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.16, Greensburg Bancshares and Greensburg are not parties to any transaction (including any loan or other credit accommodation but excluding any depository relationship) with any Affiliate of Greensburg Bancshares. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of Greensburg Bancshares or

Greensburg is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Greensburg Bancshares and Greensburg have not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Greensburg Bancshares is inappropriate.

Section 3.17  Schedule of Termination Benefits.
GREENSBURG BANCSHARES DISCLOSURE SCHEDULES 3.02(a), 3.17 and 5.11(d) include schedules and/or descriptions of all termination benefits and related payments that would or will be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Greensburg Bancshares for the benefit of officers or directors of Greensburg Bancshares or Greensburg (the “Benefits Schedule”), assuming their employment or service is terminated other than for cause as of June 30, 2010 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

Section 3.18  Deposits.
None of the deposits of Greensburg Bancshares or Greensburg are a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

Section 3.19  Antitakeover Provisions Inapplicable.
The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state as a result of any action on part of Greensburg Bancshares or Greensburg.  The affirmative vote of not less than two-thirds of the issued and outstanding shares of Greensburg Bancshares Common Stock is required to approve this Agreement under Greensburg Bancshares’s articles of incorporation and the LBCL.

Section 3.20  Registration Obligations.
Greensburg Bancshares and Greensburg are under no obligation, contingent or otherwise, that will survive the Merger Effective Date by reason of any agreement to register any transaction involving any of its securities.

Section 3.21  Risk Management Instruments.
Neither Greensburg Bancshares nor Greensburg is a party to any material interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, whether entered into for the account of Greensburg Bancshares, Greensburg or its customers.

Section 3.22  Fairness Opinion.
Greensburg Bancshares has received a written opinion from Chaffe & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of Greensburg Bancshares pursuant to this Agreement is fair to such stockholders from a financial point of view.

Section 3.23  Offering Document.
In the event holders of the Greensburg Bancshares Common Stock are to receive First Guaranty Bancshares Common Stock as part of the Merger Consideration, the information to be supplied by Greensburg Bancshares for inclusion in First Guaranty Bancshares’ offering document to Greensburg Bancshares’ shareholders in connection with the issuance of the First Guaranty Bancshares Common Stock in the Merger, if applicable, (such offering document, as amended or supplemented is referred to herein as the “Private Placement Memorandum”) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The Parties agree that the information in the Private Placement Memorandum may be contained in proxy materials prepared by Greensburg Bancshares to solicit its shareholders for approval of this Agreement and the transactions contemplated hereby.

Section 3.24  Investment Intent.
Greensburg Bancshares acknowledges that the shares of First Guaranty Bancshares Common Stock to be delivered by Purchaser as the Merger Consideration under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under, or pursuant to an exemption from, the Securities Act. Greensburg Bancshares and its shareholders are acquiring the shares of First Guaranty Bancshares Common Stock for their own account for investment and not with a view toward the sale or distribution of the shares of First Guaranty Bancshares Common Stock.  Greensburg Bancshares and to Greensburg Bancshares’s Knowledge each of its shareholders have sufficient Knowledge and experience in financial and business matters to enable it to evaluate the risks of acquiring the shares of First Guaranty Bancshares Common Stock and to Greensburg Bancshares’s Knowledge each of its shareholders has the ability to bear the risks of such investment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST GUARANTY BANCSHARES AND FIRST GUARANTY BANK

First Guaranty Bancshares and First Guaranty Bank represent and warrant to Greensburg Bancshares and Greensburg as follows except as set forth in the FIRST GUARANTY DISCLOSURE SCHEDULES delivered by First Guaranty Bancshares to Greensburg Bancshares on the date hereof and except as to any representation or warranty which specifically relates to an earlier date.  First Guaranty Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the FIRST GUARANTY DISCLOSURE SCHEDULES corresponds to the Section referenced herein.  However, for purposes of the FIRST GUARANTY DISCLOSURE SCHEDULES, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 4.01  Organization.

(a)           First Guaranty Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is duly registered as a bank holding company under the BHCA.  First Guaranty Bancshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be duly licensed or qualified would not have a Material Adverse Effect on First Guaranty Bancshares and the First Guaranty Bancshares Subsidiaries, considered as one enterprise.

   (b)           First Guaranty Bank is a banking organization duly organized, validly existing and in good standing under the laws of the State of Louisiana.  The deposits of First Guaranty Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by First Guaranty Bank.  As of the date hereof, no proceedings for the revocation of such deposit insurance are pending or, to the Knowledge of First Guaranty Bank, threatened.  First Guaranty Bancshares owns all of the issued and outstanding shares of capital stock of First Guaranty Bank free and clear of any lien, claim, charge, security interest or other encumbrance.  Other than First Guaranty Bank, First Guaranty Bancshares has no subsidiaries. First Guaranty Bank has no subsidiaries.

(c)           First Guaranty Bank is a member in good standing of the FHLB of Dallas and owns the requisite amount of stock therein.

(d)           Prior to the date of this Agreement, First Guaranty Bancshares has delivered to Greensburg Bancshares true and correct copies of the articles of incorporation and bylaws of First Guaranty Bancshares and First Guaranty Bank.

(e)           First Guaranty Merger Subsidiary is a corporation under the laws of the State of Louisiana which will conduct no activities other than those related to consummation of the transactions contemplated by this Agreement.

Section 4.02  Authority; No Violation.

(a)           First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary and the completion by First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary.  No other corporate proceedings or stockholder action on the part of First Guaranty Bancshares, First Guaranty Bank or First Guaranty Merger Subsidiary are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Guaranty Bancshares, First Guaranty Bank and

First Guaranty Merger Subsidiary and assuming due authorization, execution and delivery of this Agreement by Greensburg Bancshares, this Agreement constitutes the valid and binding obligation of First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary, enforceable against First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to First Guaranty Bank , the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)           (A) The execution and delivery of this Agreement by First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary, as applicable, (B) subject to receipt of the Regulatory Approvals, and Greensburg Bancshares’s compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of First Guaranty Bancshares, First Guaranty Bank or First Guaranty Merger Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Guaranty Bancshares or First Guaranty Bank or First Guaranty Merger Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Guaranty Bancshares, First Guaranty Bank or First Guaranty Merger Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First Guaranty Bancshares, First Guaranty Bank or First Guaranty Merger Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected except for such violations, conflicts, breaches or defaults in clause (B) or (C) hereof which, either, individually or in the aggregate will not have a Material Adverse Effect on First Guaranty Bancshares, First Guaranty Bank or First Guaranty Merger Subsidiary.

Section 4.03  Consents.
Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the stockholders of Greensburg Bancshares, if required, the filing of the certificate of merger with the Secretary of State of the State of Louisiana pursuant to the LBCL in connection with the Merger, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any other Person is necessary in connection with (a) the execution and delivery of this Agreement by First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary, as applicable, and (b) the completion by First Guaranty Bancshares, First Guaranty Bank and First Guaranty Merger Subsidiary of the transactions contemplated hereby.  First Guaranty Bancshares and First Guaranty Bank have no reason to believe that (i) any Regulatory Approvals will not be received or will be received with conditions or limitations or restrictions unacceptable to them or that would adversely impact the ability of First Guaranty Merger Subsidiary, First Guaranty Bank and First Guaranty Bancshares to complete the transactions contemplated by this Agreement or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 4.04  Financial Statements.
First Guaranty Bancshares has made available to Greensburg Bancshares the First Guaranty Bancshares Statements. The First Guaranty Bancshares Statements have been prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements and (including the related notes where applicable) fairly present the consolidated financial position, results of operations and cash flows of First Guaranty Bancshares and the First Guaranty Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto.

Section 4.05  Compliance With Applicable Law.

   (a)           Each of First Guaranty Bancshares and First Guaranty Bank is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(b)           Each of First Guaranty Bancshares and First Guaranty Bank has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best Knowledge of First Guaranty Bancshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

(c)           Other than as set forth in FIRST GUARANTY DISCLOSURE SCHEDULE 4.05(c), neither First Guaranty Bancshares nor First Guaranty Bank has received any notification or communication from any Regulatory Authority (i) asserting that First Guaranty Bancshares or First Guaranty Bank is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Guaranty Bancshares or First Guaranty Bank; (iii) requiring or threatening to require First Guaranty Bancshares or First Guaranty Bank, or indicating that First Guaranty Bancshares or First Guaranty Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect, the operations of First Guaranty

Bancshares or First Guaranty Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Guaranty Bancshares or First Guaranty Bank, including without limitation any restriction on the payment of dividends. Other than as set forth in FIRST GUARANTY DISCLOSURE SCHEDULE 4.05(c), neither First Guaranty Bancshares nor First Guaranty Bank has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to First Guaranty Bank as to compliance with the CRA is satisfactory or better.

Section 4.06  Financing.
On the Merger Effective Date, First Guaranty Bancshares and First Guaranty Bank together will have funds that are sufficient and available to meet their obligations under this Agreement.

Section 4.07  Regulatory Approvals.
First Guaranty Bancshares and First Guaranty Bank are not aware of any reason that they cannot obtain the Regulatory Approvals, and neither First Guaranty Bancshares nor First Guaranty Bank has received any advice or information from any Regulatory Authority indicating that any such approval will be denied or is doubtful.

Section 4.08  Legal Proceedings.
Neither First Guaranty Bancshares nor First Guaranty Bank is a party to any, and there are no pending or to the Knowledge of First Guaranty Bancshares or First Guaranty Bank, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature that could materially adversely affect the ability of First Guaranty Bancshares or First Guaranty Bank to perform under this Agreement.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01  Conduct of Greensburg Bancshares’s Business.

(a)           From the date of this Agreement to the Closing Date, Greensburg Bancshares and Greensburg will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with market conditions and past policies, except as otherwise required or contemplated by this Agreement or with the prior written consent of First Guaranty Bancshares, Greensburg Bancshares and each Greensburg Bancshares Subsidiary will use its reasonable good faith efforts, to (i) preserve its business organization intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom it conducts business. From the date hereof to the Closing Date, except as otherwise consented to or approved by First Guaranty Bancshares in writing or as contemplated or required by this Agreement or as disclosed in the GREENSBURG BANCSHARES DISCLOSURE SCHEDULES, neither Greensburg Bancshares nor any Greensburg Bancshares Subsidiary will:

  (i)        amend any provision of its articles of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of Greensburg Bancshares stock held by Greensburg Bancshares in Greensburg of any material lien, charge or encumbrance or permit any such lien to exist, or waive or release any material right or cancel or compromise any material debt or claim;

             (ii)     change the number of shares of its authorized capital stock or issue or grant any Right, option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of such capital stock, or sell or issue any shares of capital stock;

(iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than distributions or dividends from Greensburg to Greensburg Bancshares;

(iv)          hire any new executive officer, grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director, other than salary increases granted in the ordinary course of business not in excess of 3% on an annual basis;

(v)          enter into or, except as may be required by law to maintain the qualified status thereof or otherwise required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or former directors, officers or employees other than renewals of any contract, plan or arrangement or replacements of any expiring or terminated insurance-related plan or arrangement on substantially equivalent terms; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(vi)          merge or consolidate with any other corporation; sell or lease all or substantially all of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Greensburg Bancshares or Greensburg, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(vii)          sell or otherwise dispose of the capital stock of Greensburg Bancshares, or sell or otherwise dispose of any material assets other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, the collections and/or processing of checks, drafts, notes, instruments or letters of credit, liens granted to the FHLB of Dallas to secure advances to Greensburg from the FHLB of Dallas, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) other than the taking of deposits and other liabilities incurred in the ordinary course of business consistent with past practice, including without limitation, FHLB advances to or overnight borrowings by Greensburg;

(viii)          make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by banking regulators, changes in applicable law or regulations, or GAAP;

(ix)          acquire any new loan participation or loan servicing rights;

(x)          make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in excess of $250,000 for commercial or commercial real estate loans and $250,000 for residential loans; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $250,000 for commercial or commercial real estate loans and $250,000 for residential loans; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $500,000;

(xi)          renew or extend any lease, or by any act, or omission to act, allow any lease to renew or be extended;

(xii)          make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, or incur any expense greater than $10,000 that is not in the ordinary course of business of Greensburg Bancshares or any Greensburg Bancshares Subsidiary;

(xiii)          except for the execution of, and as otherwise provided for, contemplated in, or permitted by, this Agreement, the Schedules, and the Exhibits hereto, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a material additional right of payment to any individual under any Compensation and Benefit Plan;

(xiv)          purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

(xv)          engage in any new loan transaction with an executive officer or director;

(xvi)          materially change the pricing strategies of Greensburg Bancshares with respect to its deposit or loan accounts, other than changes in pricing in response to changes in market conditions consistent with past practices;

(xvii)          enter into any agreement, arrangement or commitment not made in the ordinary course of business;

(xviii)         change its method of accounting in effect prior to the Merger Effective Date, except as required by changes in laws or regulations, by Regulatory Authorities having jurisdiction over Greensburg Bancshares or Greensburg, or by GAAP concurred in by Greensburg Bancshares’s independent certified public accountants;

(xix)          enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any similar action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xx)          invest in “high risk” mortgage derivative investments as defined by the Federal Financial Institutions Examination Council;

(xxi)          discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity, as otherwise required by the terms of such obligation or liability or in the ordinary course of business;

(xxii)          enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

(xxiii)          knowingly take any action that would result in any of the representations or warranties of Greensburg Bancshares or Greensburg contained in this Agreement not to be true and correct in any material respect as of any date after the date hereof or, in any of the conditions set forth in Article VI hereof not being satisfied except in each case as may be required by applicable law;

          (xxiv)   foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws, provided, however, that it shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws;
(xxv)   sell or otherwise dispose of any properties that are accounted for as Other Real Estate on the consolidated audited balance sheets of Greensburg Bancshares as of December 31, 2009 or which are otherwise considered as Other Real Estate by Greensburg Bancshares;

(xxvi)   except in the ordinary course of business consistent with past practice and involving a cost or expense not in excess of $25,000, settle any claim, action or proceeding; provided that no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to Greensburg Bancshares and Greensburg, taken as a whole;

(xxvii)     revoke Greensburg Bancshares’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 or take, or allow, any action that would result in the termination of Greensburg Bancshares’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362;

(xxviii)   make any interest payment on the Promissory Notes;

(xxix)   take any action, or cause any action to be taken, in violation of either Greensburg’s Cease and Desist Order entered into with the FDIC (No. FDIC 09-403b) or Greensburg Bancshares’ Written Agreement entered into with the Federal Reserve Bank of Atlanta and the OFI, effective as of June 18, 2010;

(xxx)   except pursuant to the written directive of a Regulatory Authority, take any charge-offs against its allowance for loan losses; or

(xxxi)   agree to do any of the foregoing.

Section 5.02  Access; Confidentiality.

(a)           Each of Greensburg Bancshares and Greensburg shall permit First Guaranty Bancshares and its representatives reasonable access during regular business hours to its properties, and shall disclose and make available to them all books, papers and records in their possession relating to the assets, properties, operations, obligations and liabilities of Greensburg Bancshares, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which First Guaranty Bancshares may have a reasonable interest (provided that Greensburg Bancshares shall not be required to provide access to any information that would violate its attorney-client privilege, any applicable law or regulation, the terms of any confidentiality or non-disclosure agreement, or the Confidentiality Agreement identified in this Section 5.02(a)).  Greensburg Bancshares shall make its respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available at reasonable times upon reasonable request to confer with First Guaranty Bancshares and its representatives.  In addition, from the date of this Agreement through the Closing Date, Greensburg Bancshares shall permit employees of First Guaranty Bancshares reasonable access to information relating to problem loans, loan restructurings and loan workouts of Greensburg Bancshares and Greensburg.  The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated June 24, 2010, between Greensburg Bancshares and Greensburg and First Guaranty Bancshares and First Guaranty Bank (the “Confidentiality Agreement”).

(b)           First Guaranty Bancshares agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Greensburg Bancshares and Greensburg.

(c)           If the transactions contemplated by this Agreement shall not be consummated, Greensburg Bancshares, Greensburg, First Guaranty Bancshares and First Guaranty Bank will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Greensburg Bancshares, Greensburg First Guaranty Bancshares and First Guaranty Bank shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.  Furthermore, the parties hereto shall not use any such information for any competitive or commercial purposes.

Section 5.03  Regulatory Matters and Consents.

(a)           First Guaranty Bancshares and First Guaranty Bank will prepare all Applications, make all filings, and pay all filing fees for all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement; First Guaranty Bancshares and First Guaranty Bank will each use its best efforts to obtain as promptly as practicable after the date hereof, all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement.  The information supplied, or to be supplied, by First Guaranty Bancshares and First Guaranty Bank for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

  (b)           Greensburg Bancshares and Greensburg will furnish First Guaranty Bancshares with all information concerning Greensburg Bancshares and Greensburg as may be necessary or advisable in connection with any Application or filing made by or on behalf of First Guaranty Bancshares to any Regulatory Authority in connection with the transactions contemplated by this Agreement.  The information supplied, or to be supplied, by Greensburg Bancshares and Greensburg for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

(c)           First Guaranty Bancshares and Greensburg Bancshares will promptly furnish each other with copies of all material written communications to, or received by them from, any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby, except information that is filed by either party that is designated as confidential.

(d)           The parties hereto agree that they will consult with each other with respect to the obtaining of all Regulatory Approvals and other necessary permits, consents, approvals and authorizations of Regulatory Authorities.  First Guaranty Bancshares will furnish Greensburg Bancshares with (i) copies of all Applications prior to filing with any Regulatory Authority and provide Greensburg Bancshares a reasonable opportunity to provide changes to such Applications, (ii) copies of all Applications filed by First Guaranty Bancshares, (iii) copies of all First Guaranty Bancshares Regulatory Reports after the date hereof, and (iv) copies of all correspondence received or sent to Regulatory Authorities in connection with such Applications.

(e)    Greensburg Bancshares and Greensburg and First Guaranty Bancshares, will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it as may be necessary or advisable in connection with any Application or filing (including the Private Placement Memorandum) made by or on behalf of First Guaranty Bancshares or Greensburg Bancshares to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

Section 5.04  Taking of Necessary Action.

(a)           First Guaranty Bancshares, First Guaranty Bank, Greensburg Bancshares and Greensburg shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) obtain any necessary stockholder approval of their respective stockholders to complete the Merger, (ii) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (iii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the other transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that Greensburg Bancshares and Greensburg shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of First Guaranty Bancshares nor shall Greensburg Bancshares or Greensburg be required to make any payments in connection therewith, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude First Guaranty Bancshares or Greensburg Bancshares from exercising its rights under this Agreement.

(b)           Greensburg Bancshares and First Guaranty Bancshares shall jointly prepare, subject to the joint review and consent of the Parties, with respect to matters relating to the parties and the transactions contemplated by this Agreement, a Proxy Statement to be filed by Greensburg Bancshares, if required, with any of the Regulatory Authorities, as applicable, and to be mailed to the stockholders of Greensburg Bancshares in connection with the meeting of its stockholders and transactions contemplated hereby, which Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement.  Greensburg Bancshares shall use all reasonable efforts to have the Proxy Statement mailed to stockholders as promptly as practicable after First Guaranty Bancshares has received notice from the Regulatory Authorities that the Applications for approval of the transactions contemplated by this Agreement are substantially complete. Greensburg Bancshares will promptly advise First Guaranty Bancshares of the time when the Proxy Statement has been filed and mailed, or of any comments from the Regulatory Authorities or any request by the Regulatory Authorities for additional information. First Guaranty Bancshares and First Guaranty Bank will furnish Greensburg Bancshares with all information concerning First Guaranty Bancshares and First Guaranty Bank as is reasonably required by Greensburg Bancshares in connection with the preparation of the Proxy Statement.  The information to be supplied by First Guaranty Bancshares for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to Greensburg Bancshares stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 5.05  Certain Agreements.

(a)           For a period of three years from and after the Merger Effective Date, First Guaranty Bancshares and First Guaranty Bank, jointly and severally, shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director and/or officer of Greensburg Bancshares or Greensburg as of the Merger Effective Date (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of First Guaranty Bancshares, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether criminal, civil or administrative, arising out of matters existing or occurring at or prior to the Merger Effective Date (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of Greensburg Bancshares or Greensburg, including a Claim based on or arising out of this Agreement and the transactions contemplated hereby, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent to which directors and officers of Greensburg Bancshares or Greensburg are entitled under the LBCL, Greensburg Bancshares’s or Greensburg’s articles of incorporation or bylaws, or other applicable law as in effect on the date hereof (and First Guaranty Bancshares and First Guaranty Bank shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Louisiana corporation under the LBCL and Greensburg Bancshares’s or Greensburg’s articles of incorporation, charter or bylaws as in effect on the date hereof; provided, that the Indemnified Party to whom expenses are advanced provides any undertaking that is required by law to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification).  All rights to indemnification in respect of a Claim shall continue until the final disposition of such Claim.  No indemnification shall be required under this Section 5.05(a) if prohibited by applicable law or regulation.

(b)           Any Indemnified Party wishing to claim indemnification under Section 5.05(a), upon learning of any Claim, shall promptly notify First Guaranty Bancshares, but the failure to so notify shall not relieve First Guaranty Bancshares and First Guaranty Bank of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices First Guaranty Bancshares and First Guaranty Bank.  In the event of any Claim, (i) First Guaranty Bancshares and First Guaranty Bank shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if First Guaranty Bancshares and First Guaranty Bank elect not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between First Guaranty Bancshares or First Guaranty Bank and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him, and First Guaranty Bancshares and First Guaranty Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided further that, except in situations involving conflicts of interest as described above, First Guaranty Bancshares and First Guaranty Bank shall in all Claims be obligated pursuant to this Section 5.05(b) to pay for only one firm of counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances, (ii) the Indemnified Party will cooperate in the defense of any such Claim and (iii) First Guaranty Bancshares and First Guaranty Bank shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

(c)           In the event First Guaranty Bancshares and First Guaranty Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the fullest extent necessary or appropriate, proper provision shall be made so that the successors and assigns of First Guaranty Bancshares and First Guaranty Bank, as applicable assume the obligations set forth in this Section 5.05.

  (d)           First Guaranty Bancshares shall use its best efforts to maintain in effect for three (3) years from the Merger Effective Date, the current directors’ and officers’ liability insurance policy maintained by Greensburg Bancshares and Greensburg (provided that First Guaranty Bancshares may substitute therefor policies from a financially capable insurer of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Merger Effective Date; provided, however, that in no event shall First Guaranty Bancshares be required to expend pursuant to this Section more than 150% of the annual cost currently expended by Greensburg Bancshares with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Guaranty Bancshares shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, up to the Merger Effective Date, Greensburg Bancshares agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

(e)           The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 5.06  No Other Bids and Related Matters.
From and after the date hereof until the termination of this Agreement, neither Greensburg Bancshares nor Greensburg, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Greensburg Bancshares or Greensburg), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to take any such action, and Greensburg Bancshares shall notify First Guaranty Bancshares orally (within one Business Day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals that it or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. Provided, however, that nothing contained in this Section 5.06 shall prohibit the Board of Directors of Greensburg Bancshares from: (i) furnishing information to, or entering into discussions or negotiations with any Person that makes an unsolicited written, bona fide Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Greensburg Bancshares receives written advice from its independent financial advisor that such proposal is superior to the Merger from a financial point-of-view to Greensburg Bancshares’s stockholders, (B) the Board of Directors of Greensburg Bancshares, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Greensburg Bancshares to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a “Superior Proposal”),  (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Greensburg Bancshares (1) provides reasonable notice to First Guaranty Bancshares  to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person (identifying such Person) and (2) receives from such Person an executed confidentiality agreement substantially identical in all material respects to the Confidentiality Agreement, unless the Board of Directors of Greensburg Bancshares, after consultation with outside legal counsel, believes that such requirements would violate its duties to its shareholders under Louisiana law, and (D) the Greensburg Bancshares meeting of stockholders convened to approve this Agreement has not occurred, or (ii) prior to the meeting of stockholders of Greensburg Bancshares convened to approve this Agreement, failing to make or withdrawing or modifying its recommendation to stockholders, because there exists a Superior Proposal and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.  For purposes of this Agreement, “Acquisition Proposal” shall mean any of the following (other than the transactions contemplated hereunder) involving Greensburg Bancshares or any Greensburg Bancshares Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Greensburg Bancshares, taken as a whole, in a single transaction or series of transactions except for the sale of loans in the ordinary course of business; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Greensburg Bancshares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.07  Duty to Advise; Duty to Update Disclosure Schedules.
Each of the Parties shall promptly notify the other Party in writing of any change or event having a Material Adverse Effect on it or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Greensburg Bancshares shall update GREENSBURG BANCSHARES’S DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the GREENSBURG BANCSHARES DISCLOSURE SCHEDULES. First Guaranty Bancshares shall update FIRST GUARANTY BANCSHARES’S DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the FIRST GUARANTY BANCSHARES DISCLOSURE SCHEDULES. The delivery of such updated Schedule shall not relieve the Parties from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.

Section 5.08  Conduct of Business of First Guaranty Bancshares and First Guaranty Bank.
From the date of this Agreement to the Closing Date, First Guaranty Bancshares and First Guaranty Bank will use its best efforts to (i) preserve its business organizations intact, (ii) maintain good relationships with its employees, and (iii) preserve for itself the goodwill of its customers.  From the date of this Agreement to the Merger Effective Date, First Guaranty Bancshares and First Guaranty Bank will not (i) amend its articles of incorporation or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action that would result in any of the representations and warranties of First Guaranty Bancshares and First Guaranty Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;  (iii) take any action or fail to take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the Regulatory Approvals or other necessary approvals; (iv) take action that would or is reasonably likely to materially and adversely affect First Guaranty Bancshares and First Guaranty Bank’s ability to perform its covenants and agreements under this Agreement;  (v) take any action that would result in any of the conditions to the Merger not being satisfied; or (vi) agree to do any of the foregoing.

Section 5.09  Board and Committee Minutes.
Greensburg Bancshares and Greensburg shall provide to First Guaranty Bancshares a copy of the minutes of any meeting of its Board of Directors, or any committee thereof, or any senior management committee, within five (5) days after the Board of Directors approval of such minutes, except for information relating to the transactions contemplated by this Agreement or any Acquisition Proposal and deemed confidential by the Board of Directors or subject to the attorney-client privilege, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to First Guaranty Bancshares prior to the Closing Date.  The information called for by this Section 5.09 shall be treated in the same manner as information provided under Section 5.02.

Section 5.10  Undertakings by Greensburg Bancshares and First Guaranty Bancshares.

(a)	From and after the date of this Agreement:

(i)           Voting by Directors, Executive Officers and Majority Shareholders.  Simultaneous with the execution of this Agreement, Greensburg Bancshares’s directors, executive officers and majority shareholders shall each enter into the agreement set forth as Exhibit A to this Agreement;

(ii)           Outside Service Bureau Contracts. If requested to do so by First Guaranty Bancshares, Greensburg Bancshares shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Greensburg Bancshares, on terms and conditions mutually acceptable to Greensburg Bancshares and First Guaranty Bancshares; provided, however, in no event shall Greensburg Bancshares be required to make any expenditure or payment of funds or to give any other consideration in order to obtain such extension;

(iii)           Board Meetings.  Greensburg Bancshares shall permit a representative of First Guaranty Bancshares to attend any meeting of Greensburg Bancshares’s Board of Directors or the Executive Committees thereof (provided that Greensburg Bancshares shall not be required to permit the First Guaranty Bancshares representative to remain present during any confidential discussion and provided that all information obtained by such representative shall be treated in the same manner as information provided under Section 5.02);

(iv)           List of Nonperforming Assets. Greensburg Bancshares shall provide First Guaranty Bancshares, within ten (10) days after such information is provided to Greensburg Bancshares’s Board of Directors, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this Section 5.10(a)(iv), means (A) loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (B) loans on nonaccrual, (C) real estate owned, (D) all loans ninety (90) days or more past due as of the end of such month, and (E) impaired loans; and

(v)           Stockholders’ Meeting or Stockholder Consent.  Greensburg Bancshares shall submit this Agreement to its stockholders for approval at a special meeting to be held as soon as practicable, after First Guaranty Bancshares receives notice from the Regulatory Authorities that its Applications for approval of the transactions contemplated by this Agreement are substantially complete, and, subject to the next sentence, its Boards of Directors shall recommend approval of this Agreement to the Greensburg Bancshares stockholders.  The Board of Directors of Greensburg Bancshares may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under Louisiana law.  Subject to the first sentence of this subsection, Greensburg Bancshares shall take all steps necessary in order to hold a special meeting of stockholders for the purpose of approving this Agreement within three (3) months of the date of this Agreement, or as soon thereafter as is practicable.  The Proxy Statement will not, at the time it is mailed to Greensburg Bancshares stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading; except that Greensburg Bancshares assumes no responsibility for any statement of a material fact, or failure to state a material fact necessary in order to make the statements therein not misleading, concerning First Guaranty Bancshares and First Guaranty Bank that is included in the Proxy Statement and that is provided in writing by First Guaranty Bancshares; provided however, in lieu of a special meeting of stockholders as contemplated by this Section 5.10(a)(v), if permissible under pursuant to the LBCL and the articles of incorporation and bylaws of Greensburg Bancshares, Greensburg Bancshares may obtain the approval of its stockholders required to approve the transactions contemplated by this Agreement through an action by consent.

(b)           From and after the date of this Agreement, First Guaranty Bancshares and Greensburg Bancshares shall each:

(i)           Filings and Approvals. Cooperate with the other in the preparation and filing or mailing, as soon as practicable and in accordance with the time frames set forth herein, of (A) the Applications, (B) the Proxy Statement, (C) the Private Placement Memorandum, (D) all other documents necessary to obtain any other approvals, consents, waivers and authorizations required to effect the completion of the Merger and the other transactions contemplated by this Agreement, and (E) all other documents contemplated by this Agreement;

(ii)           Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to stockholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit any party from making any disclosure that its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

(iii)           Systems Conversions. Meet on a regular basis, or as necessary, to discuss and plan for the conversion of Greensburg Bancshares’s and Greensburg’s data processing and related electronic informational systems to those used by First Guaranty Bancshares and First Guaranty Bank, which planning shall include, but not be limited to, discussion of the possible termination by Greensburg Bancshares of third-party service provider arrangements effective at the Merger Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Greensburg Bancshares in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Greensburg Bancshares  shall not be obligated to take any such action prior to the Merger Effective Date and, unless Greensburg Bancshares otherwise agrees, no conversion shall take place prior to the Merger Effective Date.  In the event that Greensburg Bancshares takes, at the request of First Guaranty Bancshares, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, First Guaranty Bancshares shall indemnify Greensburg Bancshares for any such fee and charges and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by Greensburg Bancshares, or a termination of this Agreement under Section 7.01(c)(iv) or (d)(iv).  Further, no such action taken by Greensburg Bancshares or Greensburg at the request of First Guaranty Bancshares shall constitute a breach of this Agreement, failure of any condition set forth in Section 6.02 or grounds to terminate this Agreement pursuant to Article VII;

(iv)           Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(v)           Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

(vi)           Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents and Regulatory Reports simultaneously with the filing thereof; and

(vii)           Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except those being contested in good faith.

(c)           GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 5.10(c) sets forth a good faith estimate of Greensburg Bancshares’s budget of Merger-related expenses (the “Budget”) to be incurred and payable by Greensburg Bancshares in connection with this Agreement and the transactions contemplated hereby, including the fee and expenses of counsel, accountants, investment bankers and other professionals.  Greensburg Bancshares shall promptly notify First Guaranty Bancshares if or when it determines that it expects to exceed its Budget.  Promptly, but in any event within 30 days, after the execution of this Agreement, Greensburg Bancshares shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements.  Greensburg Bancshares shall accrue and/or pay all of such amounts as soon as possible.  Greensburg Bancshares shall request that its professionals render monthly invoices within 30 days after the end of each month.  Greensburg Bancshares shall notify First Guaranty Bancshares monthly of all out-of-pocket expenses, which Greensburg Bancshares has incurred in connection with this Agreement.  No later than three (3) Business Days prior to the Closing Date, Greensburg Bancshares shall provide First Guaranty Bancshares with a statement of all Merger-related expenses incurred and payable, and to be incurred and payable, including the fees and expenses of counsel, accountants, investment bankers and other professionals, and all costs and expenses associated with any legal proceedings relating to this Agreement and the transactions contemplated hereunder, through the Merger Effective Date (the “Closing Expense Statement”).

Section 5.11  Employee and Termination Benefits; Directors and Management.

(a)   Employee Benefits.  Except as otherwise provided in this Section 5.11, as of or after the Merger Effective Date, and at First Guaranty Bancshares’s election and subject to the requirements of the Code, the Compensation and Benefit Plans may continue to be maintained separately, consolidated, or terminated.  Following the Merger Effective Date, First Guaranty Bancshares and the First Guaranty Bancshares Subsidiaries shall honor and perform in accordance with their terms all benefit obligations to, and contractual rights of, current and former employees and directors of Greensburg Bancshares and any Greensburg Bancshares Subsidiary existing as of the Merger Effective Date, under any Compensation and Benefit Plan that has not been terminated and fully distributed as of the Merger Effective Date and which has been disclosed to First Guaranty Bancshares on GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 3.12.  If requested by First Guaranty Bancshares in writing not later than ten (10) days before the Merger Effective Date and provided that First Guaranty Bancshares has indicated in writing that the conditions to its obligations set forth in Section 6.02 hereof have been satisfied or waived, Greensburg Bancshares shall take such steps within its power to effectuate a termination of any Compensation and Benefit Plan as of the Merger Effective Date, provided that the Compensation and Benefit Plan can be terminated within such period.  In the event of a consolidation of any or all of such plans or in the event of termination of any Greensburg Bancshares Compensation and Benefit Plan, except as otherwise set forth in this Section 5.11, employees of Greensburg Bancshares or Greensburg who continue as employees of First Guaranty Bank after the Merger Effective Date (“Continuing Employees”) shall be eligible to participate in any First Guaranty Bancshares or First Guaranty Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination.  Continuing Employees shall receive credit for service with Greensburg Bancshares or Greensburg for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under (i) any similar existing First Guaranty Bank benefit plan (except that Continuing Employees shall be treated as new employees under the First Guaranty Bank Employee Stock Ownership Plan, which has been frozen) or (ii) any new First Guaranty Bank benefit plan in which Continuing Employees or their dependents would be eligible to enroll, subject to any pre-existing conditions or other exclusions to which such person were subject under the Compensation and Benefit Plans.  Notwithstanding the foregoing, Continuing Employees will receive credit for years of service with Greensburg Bancshares or Greensburg for purposes of determining leave days under First Guaranty Bank’s vacation, personal and sick leave policies.  Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.  Continuing Employees shall have no rights in First Guaranty Bank’s terminated post-retirement health benefit plan and post-retirement life insurance plan.

(b)   In the event of the termination of any Greensburg Bancshares or Greensburg health, disability or life insurance plan, or the consolidation of any Greensburg Bancshares or Greensburg health, disability or life insurance plan with any First Guaranty Bank health, disability or life insurance plan, First Guaranty Bank shall make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of First Guaranty Bank.  Unless a Continuing Employee affirmatively terminates coverage under a Greensburg Bancshares or Greensburg health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the First Guaranty Bank health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Greensburg Bancshares health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of First Guaranty Bank and their dependents.  Terminated Greensburg Bancshares and Greensburg employees and qualified beneficiaries will have the right to continue coverage under group health plans of First Guaranty Bank in accordance with Code Section 4980B(f).  Continuing Employees who become covered under a First Guaranty Bank health plan shall be required to satisfy the deductible limitations of the First Guaranty Bank health plan for the plan year in which the coverage commences, with offset for deductibles satisfied under the Greensburg Bancshares health plan.  In the event of any termination of any Greensburg Bancshares health plan, or consolidation of any Greensburg Bancshares or Greensburg health plan with any health plan of First Guaranty Bank or an Affiliate of First Guaranty Bank, the Health Insurance Portability Accountability Act of 1996 (“HIPAA”) will govern any coverage limitations due to pre-existing conditions.

(c)           Greensburg shall cause contributions under the Greensburg 401(k) Plan to be frozen, effective on or before the Merger Effective Date.  Continuing Employees shall be eligible to participate in the First Guaranty Bank 401(k) Plan as of the first entry date coincident with or following the Merger Effective Date.

(d)           Greensburg Bancshares and Greensburg shall take all actions necessary to terminate the Supplemental Executive Retirement Agreements between Greensburg and Margie S. Coxen, Teresa Crouch, Raymond E. Kron, Jr., Shane P. Lacombe, Jeannie R. McCoy, Janet P. Meyer, and James T. Miller, Jr. (collectively referred to as the “SERPs”) in accordance with Section 6.02(3) of the SERPs such that the effective date of the termination of the SERPs (the “SERP Termination Date”) shall occur prior to the Merger Effective Date.  The payments required to be made under the SERPs shall be determined as of the SERP Termination Date in accordance with GREENSBURG DISCLOSURE SCHEDULE 5.11(d).  Moreover, such payments shall be equal to the amount accrued as of June 30, 2010 as set forth in said GREENSBURG DISCLOSURE SCHEDULE 5.11(d), and shall be increased by no more than $8,829 per month, in the aggregate, for each full month occurring from June 30, 2010 until the SERP Termination Date.  In addition, contemporaneously with the execution of this Agreement, each of the individuals referenced in this Section 5.11(d) shall sign an acknowledgment and release agreement, in the form set forth in GREENSBURG DISCLOSURE SCHEDULE 5.11(d), acknowledging the benefits to be paid under his or her SERP.

Section 5.12  Duty to Advise; Duty to Update FIRST GUARANTY DISCLOSURE SCHEDULES.
First Guaranty Bancshares shall promptly advise Greensburg Bancshares of any change or event having a Material Adverse Effect on it or on any First Guaranty Bank Subsidiary or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. First Guaranty Bancshares shall update the FIRST GUARANTY DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the First Guaranty Bancshares Disclosure Schedule. The delivery of such updated Schedules shall not relieve First Guaranty Bancshares from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.

ARTICLE VI
CONDITIONS

Section 6.01  Conditions to Greensburg Bancshares’s Obligations under this Agreement.
The obligations of Greensburg Bancshares and Greensburg hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Greensburg Bancshares pursuant to Section 9.03 hereof:

(a)           Corporate Proceedings. All action required to be taken by, or on the part of, First Guaranty Bancshares and First Guaranty Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by First Guaranty Bancshares, First Guaranty Bank, and Greensburg Bancshares shall have received certified copies of the resolutions evidencing such authorizations;

(b)           Covenants. The obligations and covenants of First Guaranty Bank required by this Agreement to be performed by First Guaranty Bancshares and First Guaranty Bank as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

(c)           Representations and Warranties. Each of the representations and warranties of First Guaranty Bancshares and First Guaranty Bank in this Agreement that is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

(d)           Approvals of Regulatory Authorities. First Guaranty Bancshares shall have received all Regulatory Approvals and other approvals necessary to effect the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

(e)           No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

(f)           Officer’s Certificate. First Guaranty Bancshares shall have delivered to Greensburg Bancshares a certificate, dated the Closing Date and signed, without personal liability, by its chief executive officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.01 have been satisfied, to the Knowledge of the officer executing the same;

(g)           Approval of Greensburg Bancshares’s Stockholders. This Agreement shall have been approved by the stockholders of Greensburg Bancshares by such vote as is required under the LBCL and Greensburg Bancshares’s articles of incorporation and bylaws;

(h)           Fairness Opinion.  Greensburg Bancshares shall have received a fairness opinion from its investment advisor upon execution of this Agreement; and

    (i)           Termination of the SERPs.  Greensburg Bancshares and Greensburg have taken all actions necessary to terminate the SERPs in accordance with Section 6.02(3) of the SERPs prior to the Merger Effective Date; and each individual referenced in Section 5.11(d) hereof has executed an acknowledgment and release agreement pursuant to Section 5.11(d) hereof.

Section 6.02  Conditions to First Guaranty Bancshares’s Obligations under this Agreement.
The obligations of First Guaranty Bancshares and First Guaranty Bank hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by First Guaranty Bancshares pursuant to Section 9.03 hereof:

(a)           Corporate Proceedings. All action required to be taken by, or on the part of, Greensburg Bancshares and Greensburg to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Greensburg Bancshares and Greensburg, and First Guaranty Bancshares shall have received certified copies of the resolutions evidencing such authorizations;

(b)           Covenants. The obligations and covenants of Greensburg Bancshares and Greensburg required by this Agreement to be performed as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

(c)           Representations and Warranties. Each of the representations and warranties of Greensburg Bancshares and Greensburg in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

(d)           Approvals of Regulatory Authorities.  First Guaranty Bancshares shall have received all Regulatory Approvals and other approvals necessary to effect the Merger (without the imposition of any condition that is in First Guaranty Bancshares’s reasonable judgment materially unduly burdensome, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions); and all notice and waiting periods required thereunder shall have expired or been terminated;

(e)           No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

(f)           No Material Adverse Effect.  Except as set forth in GREENSBURG BANCSHARES DISCLOSURE SCHEDULE 6.02(f), since December 31, 2009, there shall not have occurred any Material Adverse Effect with respect to Greensburg Bancshares and the Greensburg Bancshares Subsidiaries, considered as one enterprise;

  (g)           Officer’s Certificate.  Each of Greensburg Bancshares and Greensburg shall have delivered to First Guaranty Bancshares a certificate, dated the Closing Date and signed, without personal liability, by its chief executive officer, to the effect that the conditions set forth in subsections (a) through (f) (but excluding (d)) of this Section 6.02 have been satisfied, to the Knowledge of the officer executing the same;

  (h)           Good Standing.  First Guaranty Bancshares shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Greensburg Bancshares and each Greensburg Bancshares Subsidiary;

  (i)           Limitation on Dissenters’ Shares.  As of the Merger Effective Date, the holders of no more than 20% of the Greensburg Bancshares Common Stock that is issued and outstanding shall have taken the actions required by Section 12:131 of the LBCL to qualify their Greensburg Bancshares Common Stock as Dissenters’ Shares; and

  (j)           Termination of the SERPs.  Greensburg Bancshares and Greensburg have taken all actions necessary to terminate the SERPs in accordance with Section 6.02(3) of the SERPs prior to the Merger Effective Date; and each individual referenced in Section 5.11(d) hereof has executed an acknowledgment and release agreement pursuant to Section 5.11(d) hereof.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

Section 7.01  Termination.
This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the stockholders of Greensburg Bancshares referred to in Section 5.10(a)(v) hereof:

    (a)           by mutual written consent of the parties authorized by their respective boards of directors;

(b)           by First Guaranty Bancshares or Greensburg Bancshares (i) if the Merger Effective Date shall not have occurred on or prior to June 30, 2011, (ii) if a vote of the stockholders of Greensburg Bancshares is taken and such stockholders fail to approve this Agreement at the special meeting of stockholders (or any adjournment thereof) of Greensburg Bancshares or by consent action as contemplated by Section 5.10(a)(v) hereof, or (iii) any Regulatory Authority formally disapproves the issuance of any Regulatory Approval or other necessary approval, except that in the case of clause (i) of this Section 7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by June 30, 2011;

(c)           by First Guaranty Bancshares if (i) at the time of such termination any of the representations and warranties of Greensburg Bancshares or Greensburg contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.02(b) or (c) hereof cannot be satisfied, and such inaccuracy can not be remedied or has not been remedied within thirty (30) days after receipt by Greensburg Bancshares of notice in writing from First Guaranty Bancshares specifying the nature of such inaccuracy and requesting that it be remedied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Greensburg Bancshares or Greensburg hereunder and such breach shall have not been remedied by Greensburg Bancshares or Greensburg or any other Person within thirty (30) days after receipt by Greensburg Bancshares of notice in writing from First Guaranty Bancshares specifying the nature of such breach and requesting that it be remedied,  (iii) any Regulatory Authority approves the transactions contemplated but with conditions attached such that the requirements of Section 6.02(d) are not satisfied, (iv) Greensburg Bancshares has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of Greensburg Bancshares has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to First Guaranty Bancshares, (v) any event occurs such that a condition set forth in Section 6.02 hereof which must be fulfilled before First Guaranty Bancshares is obligated to consummate the Merger becomes impossible to be fulfilled and non-fulfillment is not waived by First Guaranty Bancshares, or (vi) Greensburg Bancshares is not a valid S Corporation within the meaning of Code Sections 1361 and 1362 at any time from the date of this Agreement until the Closing Date; or

(d)           by Greensburg Bancshares if (i) at the time of such termination any of the representations and warranties of First Guaranty Bancshares and First Guaranty Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.01(b) or (c) hereof cannot be satisfied, and such inaccuracy can not be remedied or has not been remedied within thirty (30) days after receipt by First Guaranty Bancshares or First Guaranty Bank of notice in writing from Greensburg Bancshares specifying the nature of such inaccuracy and requesting that it be remedied, (ii) there shall have been any material breach of any covenant, agreement or obligation of First Guaranty Bancshares and First Guaranty Bank hereunder and such breach shall not have been remedied by First Guaranty Bancshares and First Guaranty Bank or any other Person within thirty (30) days after receipt by First Guaranty Bancshares of notice in writing from Greensburg Bancshares specifying the nature of such breach and requesting that it be remedied, (iii) any event occurs such that a condition set forth in Sections 6.01 hereof which must be fulfilled before Greensburg Bancshares is obligated to consummate the Merger becomes impossible to be fulfilled and non-fulfillment is not waived by Greensburg Bancshares, or (iv) Greensburg Bancshares has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of Greensburg Bancshares has made a determination to accept such Superior Proposal subject to approval thereof by the

Greensburg Bancshares’s stockholders, and simultaneously with the termination of this Agreement pursuant to this Section 7.01(d)(iv) Greensburg Bancshares enters into an acquisition agreement with respect to the Superior Proposal, provided that Greensburg Bancshares shall not terminate this Agreement pursuant to this Section 7.01(d)(iv) and enter into a definitive agreement with respect to the Superior Proposal until the expiration of seven (7) Business Days following First Guaranty Bancshares’s receipt of written notice advising First Guaranty Bancshares that Greensburg Bancshares has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Greensburg Bancshares intends to enter into a definitive agreement with respect to the Superior Proposal.  After providing such notice, Greensburg Bancshares shall provide a reasonable opportunity to First Guaranty Bancshares during the seven-day period to make such adjustments in the terms and conditions of this Agreement as would enable Greensburg Bancshares to proceed with the Merger on such adjusted terms.

Section 7.02  Effect of Termination.
Except as otherwise provided in Section 9.01 of this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02 and Section 9.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of any of the parties to the other.

ARTICLE VIII
TAX MATTERS

Section 8.01  Tax Periods Ending On Or Before The Closing Date.

Greensburg Bancshares (or its shareholders) will prepare or cause to be prepared and file or cause to be filed all tax returns for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income tax returns with respect to periods for which a consolidated income tax return of Greensburg Bancshares will include the operations of First Guaranty Merger Subsidiary.  Greensburg Bancshares (or its shareholders) will permit First Guaranty Bancshares to review and comment on each such tax return described in the preceding sentence prior to filing.

Section 8.02  Cooperation On Tax Matters.

(a)           The parties hereto will cooperate fully, as and to the extent reasonably requested by any other party or the Greensburg Bancshares shareholders, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to all taxes. Such cooperation will include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. First Guaranty Merger Subsidiary and Greensburg agree (i) to retain all books and records with respect to tax matters pertinent to Greensburg Bancshares or Greensburg relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Greensburg Bancshares or its shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Regulatory Authority, and (ii) to give the other parties (and Greensburg Bancshares shareholders) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any such person so requests, First Guaranty Merger Subsidiary or Greensburg, as the case may be, will allow such person to take possession of such books and records.

(b)           First Guaranty Bancshares and Greensburg Bancshares further agree, upon request, to use their best efforts to obtain any certificate or other document from any Regulatory Authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           First Guaranty Bancshares and Greensburg Bancshares further agree, upon request, to provide the other party (or Greensburg Bancshares shareholders) with all information that such person may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

ARTICLE IX
MISCELLANEOUS

Section 9.01  Expenses.

   (a)           Except as otherwise provided in paragraphs (b), (c) and (d) below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses (“Costs and Expenses”).

(b)           As an inducement to First Guaranty Bancshares to enter into this Agreement, to incur the Costs and Expenses related hereto and to consummate the transactions contemplated hereby, Greensburg Bancshares hereby agrees to pay First Guaranty Bancshares, and First Guaranty Bancshares shall be entitled to payment of, a fee of $500,000 (the “First Guaranty Fee”), within five (5) Business Days after written demand for payment is made by First Guaranty Bank, following the occurrence of any of the events set forth below:

(i)          Greensburg Bancshares terminates this Agreement pursuant to Section 7.01(d)(iv) or First Guaranty Bancshares terminates this Agreement pursuant to Section 7.01(c)(iv); or

(ii)          the entering into a definitive agreement by Greensburg Bancshares relating to a Superior Proposal and the consummation of a Superior Proposal involving Greensburg Bancshares within eighteen (18) months following termination pursuant to Section 7.01(d) or Section 7.01(c); or

(iii)          the failure of the directors of Greensburg Bancshares to recommend this Agreement to Greensburg Bancshares stockholders.

If demand for payment of the First Guaranty Fee is made pursuant to this Section 9.01(b) and payment is timely made, then First Guaranty Bancshares and First Guaranty Bank will not have any other rights or claims against Greensburg Bancshares or Greensburg and its respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the First Guaranty Fee under this Section 9.01(b) will constitute the sole and exclusive remedy of First Guaranty Bancshares and First Guaranty Bank against Greensburg Bancshares and Greensburg and its respective officers, directors, attorneys and financial advisors.

(c)           If First Guaranty Bancshares terminated this Agreement pursuant to Section 7.01(c)(vi), Greensburg Bancshares shall pay First Guaranty Bancshares’s Costs and Expenses within five (5) Business Days after written demand is made by First Guaranty Bancshares up to $250,000.

(d)           As an inducement for Greensburg Bancshares to enter into this Agreement, to incur the Cost and Expenses related hereto and to consummate the transactions contemplated hereby, First Guaranty Bancshares agrees to pay Greensburg Bancshares, and Greensburg Bancshares, shall be entitled to a payment of, a fee $500,000, within five (5) Business Days after written demand for payment is made by Greensburg Bancshares, in the event First Guaranty Bancshares unilaterally decides not to proceed with effectuating Merger after: (i) the Agreement has been approved by the stockholders of Greensburg Bancshares by such vote as is required under the LBCL and Greensburg Bancshares’ articles of incorporation and bylaws, and (ii) Greensburg Bancshares has satisfied each of the conditions set forth in Section 6.02 hereof.

Section 9.02  Non-Survival of Representations and Warranties.
All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements in Article II and covenants set forth in Sections 5.02(a), with respect to confidentiality, 5.05 and 5.11, which will survive the Merger, shall terminate on the Merger Effective Date.

Section 9.03  Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise; provided, however, that after any approval of the transactions contemplated by this Agreement by Greensburg Bancshares’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Greensburg Bancshares stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.04  Entire Agreement.
This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Article II and Sections 5.02(a), 5.05 and 5.11(e).

Section 9.05  No Assignment.
Neither party hereto may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other party hereto.

Section 9.06  Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, or mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

(a) If to First Guaranty Bancshares, to:
First Guaranty Bancshares 400 E. Thomas Street Hammond, Louisiana 70401
Attention: Alton Lewis
Chief Executive Officer

With a copy to:
Luse Gorman Pomerenk & Schick, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015
Attention: Alan Schick, Esq.
Steve Lanter, Esq.

(b) If to Greensburg Bancshares, to:
Greensburg Bancshares, Inc. 6151 Highway 10 Greensburg, Louisiana 70441
Attention: Raymond E. Kron, Jr.
President

With a copy to:
Pickering & Cotogno 301 Magazine Street New Orleans, Louisiana 70130
Attention: Kenneth Pickering, Esq.
W. Patrick Baker, Esq.

Section 9.07  Captions.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.08  Counterparts.
This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 9.09  Severability.
If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 9.10  Governing Law.
This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Louisiana, except to the extent federal law and regulations applicable to financial institutions shall be controlling.

Section 9.11  Specific Performance.
The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST GUARANTY BANCSHARES, INC.
By: /s/ Alton Lewis
Alton Lewis
Chief Executive Officer

FIRST GUARANTY MERGER SUBSIDIARY, INC.
By: /s/ Alton Lewis
Alton Lewis
Chief Executive Officer

FIRST GUARANTY BANK
By: /s/ Alton Lewis
Alton Lewis
Chief Executive Officer

GREENSBURG BANCSHARES, INC.
By: /s/ Raymond E. Kron, Jr.
Raymond E. Kron, Jr.
President

BANK OF GREENSBURG
By: /s/ Raymond E. Kron, Jr.
Raymond E. Kron, Jr.
President

EXHIBIT A

FORM OF VOTING AGREEMENT

October___, 2010

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401

Ladies and Gentlemen:

The undersigned is a director, executive officer or majority shareholder of Greensburg Bancshares, Inc. (“Greensburg Bancshares”) or of Bank of Greensburg (“Greensburg”) and is the beneficial holder of shares of common stock of Greensburg Bancshares (“Greensburg Bancshares Common Stock”).

Greensburg Bancshares, First Guaranty Bancshares, Inc. (“First Guaranty Bancshares”), First Guaranty Bank (“First Guaranty”), First Guaranty Merger Subsidiary, Inc. and Greensburg Bancshares and Greensburg are considering the execution of an Agreement and Plan of Merger (“Agreement”) contemplating the merger of Greensburg Bancshares with and into First Guaranty Bancshares, with First Guaranty Bancshares as the surviving corporation of the merger (the “Merger”), such execution being subject in the case of First Guaranty Bancshares to the execution and delivery of this letter agreement (“letter agreement”). In consideration of the substantial expenses that First Guaranty Bancshares will incur in connection with the transactions contemplated by the Agreement and in order to induce First Guaranty Bancshares to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of Greensburg Bancshares and not in his capacity as a director or executive officer of Greensburg Bancshares, as follows:

1. The undersigned, while this letter agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of Greensburg Bancshares Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, at the meeting of Greensburg Bancshares’s stockholders to be called and held following the date hereof, to consider the Agreement and the Merger.

2. The undersigned, while this letter agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of common stock of Greensburg Bancshares on or prior to the date of the meeting of Greensburg Bancshares stockholders to vote on the Merger Agreement, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, First Guaranty Bancshares shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall apply only to actions taken by the undersigned in his capacity as a stockholder of Greensburg Bancshares and shall not in any way limit or affect actions the undersigned may take in his capacity as a director or executive officer of Greensburg Bancshares.

5. This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

Very truly yours,

Signature

Name (please print)

Very truly yours,
Accepted and agreed to as of
the date first above written:

FIRST GUARANTY BANCSHARES, INC.

By: Alton Lewis
Title: Chief Executive Officer